CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Other Service Providers” and to the incorporation by reference of our report, dated February 8, 2006, with respect to the financial statements of The Europe Fund, Inc., for the year ended December 31, 2005 in this Registration Statement on Form N-14 under the Securities Act of 1933 of Merrill Lynch Euro Fund.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

August 7, 2006